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                                                                   EXHIBIT 10.29

November 12, 2003

Greg E. Lichtwardt
1912 Piper Ridge Court
Walnut Creek, CA 94957

Dear Greg:

We are pleased to offer you the position of Executive Vice President, Treasurer and Chief Financial Officer with Conceptus, Inc., at a starting salary of $20,833.33 per month, which equates to $250,000 annually. In this capacity, you will report directly to Mark Sieczkarek, President & CEO. If you accept this offer you will begin work as an exempt employee.

As a regular employee of Conceptus, Inc., you will be eligible to participate in a number of Company sponsored benefits, which include: medical, dental, vision, life and long term disability insurance coverage. These benefits are effective the first day of your employment. You will also be eligible to join our 401(k) program and participate in our employee stock purchase plan.

Management has granted you an option of 150,000 shares of Conceptus, Inc. Common Stock with an exercise price per share equal to the fair market value of shares of Common Stock on the date of grant of your option, your first day of employment with Conceptus, Inc. These will be Employee Incentive Stock Options where possible. Upon hire, you will become 12.50% vested after 6 months of employment, and 1/48th per month thereafter for a total vesting of four years. Your vesting will become effective as of the start of your employment with Conceptus.

For your employment beginning January 1, 2004, you will be eligible to participate in the 2004 OIP (Officer Incentive Program). The components of the OIP consist of a percentage of your base salary, stock options and restricted stock. The OIP will be approved at the December 2003 meeting. You and your manager will determine the specific terms of your compensation program and performance objectives annually.

As a member of Senior Management Team, you will also be eligible to participate in the Change Of Control Agreement, reference the attached, "Form of Senior Management Change Of Control Agreement".

Employment with Conceptus is for no specific period of time. As a result, either you or Conceptus, Inc., is free to terminate your employment relationship at any time for any reason, with or without cause. This is the full and complete agreement between us on this term. Although your job duties, titles, compensation and benefits, as well as Conceptus' personnel policies and procedures, may change from time-to-time, the "at-will" nature of your employment may only be changed in an express writing signed by you and the President of the Company.

Your employment pursuant to this offer is contingent on your executing the enclosed Proprietary Information and Inventions Agreement and upon your providing the Company with the legally required proof of your identity and authorization to work in the United States. Please bring the appropriate verification documents (as described on the attached sheet) on your first day of employment.

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In accepting our offer, we ask that you make every effort to protect the confidential and proprietary information of your current employer. This includes making sure that all technical documents currently in your possession are returned to your employer prior to your leaving. This letter sets forth the terms of your employment with us and supersedes any prior representations or agreements, whether written or oral. To accept this offer, please sign and return this letter, the job description and the executed Proprietary information and inventions Agreement to me prior to your start date. This offers, if not accepted, will expire on November 13, 2003

Greg, we look forward to having you join the Conceptus team. If you have any questions, please call me.

Sincerely,

/s/ Mark Sieczkarek
CEO and President

I have read and accept this employment offer.

Start Date

Enclosures:   Form Of Senior Mgt. Change Of Control Agreement
              Proprietary Agreement
              Benefit Summary
              Job Description
              5-9 Form